VIKING VESSELS

               CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this report on Form S-4 of our report dated November 4, 1997, on our audit of the statements of assets acquired and liabilities assumed for the fleet of vessels acquired by Saevik Supply ASA from Viking Supply Ships AS (Viking Vessels) for the year ended December 31, 1996 and the statement of revenue less direct operating expenses for the years ended December 31, 1996, 1995 and 1994, appearing in the Form 8-K/A of Trico Marine Services, Inc. dated December 2, 1997.

We  also  consent to the reference to our firm under the  caption
"Experts."

DELOITTE & TOUCHE
Norway, February 18, 1998


/s/  Roar Skuland


Roar Skuland
State Authorized Public Accountant Norway